Exhibit 99.1



                                ZYTEC CORPORATION

                        1996 EMPLOYEE STOCK PURCHASE PLAN


      1.    ESTABLISHMENT OF PLAN.

      The Zytec Corporation 1996 Employee Stock Purchase Plan (the "Plan") is intended to provide the employees of Zytec Corporation (the "Company") and its Subsidiaries the opportunity to purchase common stock, no par value (the "Common Stock"), of the Company, and thus to develop a stronger incentive to work for the continued success of the Company. The Company intends that the Plan shall qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Therefore, the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code and the regulations thereunder.

      2.    PURPOSE.

      The Plan is intended to encourage stock ownership by employees of the Company, and thus provide an incentive to them to remain employed with the Company, improve operations, increase profits, and contribute more significantly to the Company's continued success.

      3.    DEFINITIONS.

      (a) "Committee" shall mean the group of individuals described in Section 6 of the Plan.

      (b) "Employee" shall mean any employee, including an officer, of the Company or its Subsidiaries who as of the day immediately preceding the Enrollment Date for that Employee is customarily employed by the Company for at least twenty (20) hours per week.

      (c) "Parent" shall mean any corporation defined as a parent of the Company in Section 424(e) of the Code.

      (d) "Phase" shall mean one of the phases of time occurring during the term of this Plan, with the first phase ("Phase 1") commencing on October 1, 1996, and ending at 5:00 o'clock p.m., Minneapolis, Minnesota, time, on December 31, 1996, and each succeeding phase commencing immediately on the first day of the calendar quarter after the termination of the first Phase and each preceding Phase thereafter and ending at 5:00 o'clock p.m., Minneapolis, Minnesota, time, on the last day of that calendar quarter. Each Phase shall commence immediately after the termination of the preceding Phase.

      (e) "Subsidiary" shall mean any corporation defined as a subsidiary of the Company in Section 424(f) of the Code.

      4.    ELIGIBILITY.

      All Employees, as defined in Section 3 hereof, who are employed by the Company or its Subsidiaries for a period of at least twelve (12) continuous months prior to an Enrollment Date shall be eligible to participate in the Plan.

      5.    PARTICIPATION.

      (a) ENROLLMENT. Participation in the Plan is voluntary. An Employee may elect to participate in the Plan, and thereby become a "Participant" in the Plan, by completing the Plan payroll deduction form provided to him or her by the Company and delivering it to the Company or its designated representative not less than thirty (30) calendar days prior to January 1, April 1, July 1, and October 1 of each year during the term of the Plan (collectively, the "Enrollment Dates" and each an "Enrollment Date"). Such enrollment shall be effective on the first Enrollment Date occurring after the date of the receipt by the Company of a payroll deduction form from an Employee. Payroll deductions for a Participant in the Plan shall commence on the first payday on or after an Enrollment Date. Payroll deductions for each Phase shall terminate on the last payday immediately prior to or coinciding with the ending date of such Phase unless sooner terminated by the Participant as provided in Section 10 hereof. After a Participant enrolls in the Plan, the Participant shall continue to participate in the Plan until such participation is terminated by the Participant as provided in Section 10 hereof or is otherwise terminated pursuant to the terms of this Plan.

      (b) LEAVE OF ABSENCE. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee unless or until such person's leave of absence is classified as a long-term disability leave. Such Employee's participation shall be deemed to have terminated on the first day during such leave of absence on which such Employee is classified as being on a long-term disability leave. Termination by the Company of any Employee's leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan.

      6.    ADMINISTRATION.

      Decisions made under the Plan with respect to the Company's executive officers and directors (as the terms "executive officers" and "directors" are used in Section 16(a) of the Securities Exchange Act of 1934) shall be made by the Compensation Committee of the Company's Board of Directors (the "Committee") consisting of not fewer than two directors of the Company who are not Employees, as designated by the Board of Directors of the Company (the "Board of Directors"). No member of the Committee shall be eligible to purchase Common Stock under the Plan. The Board of Directors shall fill all vacancies in the Committee and may remove any member of the Committee at any time, with or without cause. The Committee shall select its own chairman and hold its meetings at such times and places as it may determine. All determinations of the Committee shall be made by a majority of its members. Any decision which is made in writing and signed by a majority of the members of the Committee shall be effective as fully as though made by a majority vote at a meeting of the members of the Committee duly called and held. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company, its employees and its stockholders and in accordance with the purposes of the Plan; provided, however, that the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code. Such determinations shall be binding upon the Company and the participants in the Plan unless otherwise determined by the Board of Directors. The Company shall pay all expenses of administering the Plan; however, each Participant shall pay all expenses and commissions associated with his or her individual transactions. The Company's Board of Directors may retain an agent to record and effect the grants and exercises of options under the Plan and the enrollment and termination of enrollment of Participants in the Plan, and to perform such any other ministerial functions as the Board shall deem appropriate. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

      7.    DURATION AND PHASES OF THE PLAN.

      (a) TERM OF THE PLAN. The Plan will commence on October 1, 1996, and will terminate at 5:00 o'clock p.m., Minneapolis, Minnesota, on September 30, 2006, unless earlier terminated by the Committee. Notwithstanding the foregoing, this Plan shall be considered of no force and effect, and any options granted hereunder shall be considered null and void, unless the holders of the issued and outstanding shares of the Common Stock of the Company duly approve the Plan within twelve (12) months after the date of its adoption by the Board of Directors.

      (b) CANCELLATION OF PHASES. If all of the shares of Common Stock reserved for the grant of options hereunder are issued pursuant to the terms hereof prior to the commencement of one or more Phases, or if the number of shares remaining is so small, in the opinion of the Committee, as to render administration of any succeeding Phase impracticable, such Phase or Phases may be canceled by the Committee in its discretion.

      (c) ACCELERATION OF PHASES. The Board of Directors may elect (but is not obligated to elect) to accelerate the ending date of any Phase effective on the date specified by the Board of Directors in the event of a Control Transaction (as the term "Control Transaction" is hereinafter defined in Section 14(b) hereof). In addition, the Board of Directors, in its sole discretion, may (but is not required to) choose not to accelerate the ending date of any Phase if, in the opinion of the certified public accountants of the Company or the "successor" entity where the Company's business is transferred to another entity pursuant to a "Control Transaction" (as the term "Control Transaction" is hereinafter defined in Section 14(b) hereof), acceleration of the ending date of any Phase would preclude a "pooling of interests" treatment for a Control Transaction under generally accepted accounting principles. If the ending date of a Phase is not accelerated by the Board of Directors, the Phase shall continue according to the provisions of the Plan, and the options granted under the Plan shall continue to be subject to the termination, restrictions on transferability, and other provisions of the Plan.

      8.    PAYROLL DEDUCTIONS.

      (a) AMOUNT OF PAYROLL DEDUCTIONS. Upon enrollment, a Participant shall elect to make contributions to the Plan by payroll deductions (in full dollar amounts), in the aggregate amount of not less than $10.00 and not in excess of $500.00 for each complete payroll period which is paid during each Phase. For the purpose of determining the number of shares covered by each option granted pursuant to Section 9(a) and to be issued pursuant to Section 9(b), the total accumulated payroll deduction for any Phase shall be determined on the last payday falling within the Phase. Deductions will not be prorated for partial payroll periods.

      (b) EFFECT OF CHANGE IN COMPENSATION. If there is a change in the pay period of any Participant, such as from biweekly to monthly, an appropriate adjustment shall be made by the Company to the deduction on each payday so as to assure as closely as possible the deduction of the proper amount authorized by the Participant.

      (c) PARTICIPANTS' ACCOUNTS. All payroll deductions made for Participants shall be credited to their accounts under the Plan. A Participant may not make any separate cash payments into such account.

      (d) DISCONTINUANCE OF, AND CHANGE IN, PARTICIPATION IN PLAN. A Participant may discontinue his or her participation in the Plan at any time as provided in Section 10. Subject to the limitations of
            Section 8(a), and upon thirty (30) days written notice to the Company, a Participant may increase or decrease the amount of his or her payroll deduction under the Plan, with such change to take effect on the first payday during the next Phase.

      (e) LEAVE OF ABSENCE. If a Participant goes on a leave of absence as provided in Section 5(b), such Participant shall have the right to elect: (i) to withdraw the balance in his or her account pursuant to
            Section 10(a) or (ii) to remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from regular payroll payments, if any, made by the Company to the Participant during such leave of absence.

      9.    OPTIONS.

      (a)   GRANT OF OPTION.

            (i) A Participant who is an Employee of the Company as of the first day of a Phase as provided in Section 3(d) hereof, and who has properly elected to participate in the Plan prior to such day, shall be granted an option as of such day to purchase a number of shares, including fractional shares, of Common Stock to be determined by dividing the total amount to be credited to that Participant's account under Section 8 hereof by the option price set forth in Section 9(a)(ii)(A) hereof.

            (ii) The option price for such shares of Common Stock shall be the lower of:

                  A. Eighty-five percent (85%) of the fair market value of the shares of Common Stock on the first day of each Phase; or

                  B. Eighty-five percent (85%) of the fair market value of such shares of Common Stock on the ending day of the Phase as provided in Section 3(d) hereof.

            (iii) If the Common Stock of the Company is traded publicly, the fair market value of a share of Common Stock, on each valuation date, shall be the officially quoted closing sales price of the Common Stock on The Nasdaq National Market or a national stock exchange, if the Common Stock is quoted on The Nasdaq National Market or traded on such an exchange; or if the Common Stock is traded on the Nasdaq SmallCap Market, the average of the representative closing bid and asked prices as quoted by the National Association of Securities Dealers, Inc. as of the valuation date. If the Common Stock is not traded publicly, the fair market value of a share of Common Stock on the valuation date shall be determined in good faith by the Committee in a manner acceptable under Section 423 of the Code.

            (iv) Anything herein to the contrary notwithstanding, no Employee shall be granted an option hereunder:

                  A. Which permits his or her rights to purchase Common Stock under all employee stock purchase plans of the Company, or a Subsidiary or a Parent of the Company, if any, to accrue at a rate which exceeds Twenty-Five Thousand and 00/100 Dollars ($25,000.00) of the fair market value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time;

                  B. If immediately after the grant, such Employee would own shares of Common Stock, and/or hold outstanding options to purchase Common Stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its Parent, if any, or a Subsidiary (for purposes of determining stock ownership under this Paragraph, the rules of Section 424(d) of the Code shall apply); or

                  C. Which can be exercised after the expiration of 27 months from the date the option is granted.

      (b)   EXERCISE OF OPTION.

            (i) Unless a Participant gives written notice to the Company pursuant to Section 10 prior to the ending day of a Phase, his or her option for the purchase of shares of Common Stock granted at the first day of such Phase as determined pursuant to Section 3(d) will be exercised automatically for him or her as of the ending day of that Phase (the "Stock Purchase Date") for the purchase of the number of shares, including fractional shares, of the Company's Common Stock which the accumulated payroll deductions in his or her account at the Stock Purchase Date will purchase at the applicable option price, subject to the limitations set forth in Section 11 hereof.

            (ii) Stock certificates for the Common Stock purchased by Participants under the Plan shall be caused by the Company to be prepared and delivered to Participants only upon the written request of Participants given to the Company or upon termination of the Participant's participation in the Plan.

      10.   WITHDRAWAL OR TERMINATION OF PARTICIPATION.

      (a) GENERAL. A Participant may, at any time prior to a Stock Purchase Date, withdraw all (but not less than all) payroll deductions then credited to his or her account by giving twenty-one (21) days written notice of such withdrawal to the Company. Within twenty-one
            (21) days of receipt of such notice of withdrawal, all (but not less than all) payroll deductions credited to the Participant's account during a Phase which have not been used for the purchase of shares, will be paid to him or her, such withdrawal shall serve as the Participant's withdrawal from the Plan, and no further payroll deductions will be made during the Plan unless the Employee later enrolls in the Plan as permitted herein. In the event of such withdrawal of a Participant's payroll deductions, the option granted to the Participant for that Phase of the Plan shall lapse immediately. Partial withdrawals of payroll deductions hereunder may not be made.

      (b) EFFECT OF SUBSEQUENT PARTICIPATION. A Participant's withdrawal from participation in the Plan at any time will not have any effect upon his or her eligibility to participate in the Plan during any subsequent Phase or in any similar employee stock purchase plan which may hereafter be adopted by the Company.

      (c) DEATH OF PARTICIPANT. In the event of the death of a Participant, the accumulated payroll deductions in the account of such deceased Participant will be distributed to the person or persons specified in Section 15 in full in cash.

      (d) TERMINATION OF PARTICIPANT'S EMPLOYMENT. Upon termination of a Participant's employment with the Company for any reason, including retirement and the death of the Participant while in the employ of the Company, the payroll deductions credited to that Participant's account during a Phase which have not been used for the purchase of shares, shall be returned to him or her without interest or, in the case of a Participant's death, to the person or persons entitled thereto under Section 15 hereof, and the Participant's option under the Plan shall be terminated. Upon termination or withdrawal from the Plan, the Participant or, in the case of the death of the Participant the person designated by the Participant pursuant to
            Section 15 hereof, shall elect to receive either (i) a certificate for the number of whole shares credited to the Participant's share account plus the cash value of any fractional share, or (ii) to have such shares sold and to receive a cash payment for such sale less brokerage commissions and fees.

      (e) LEAVE OF ABSENCE. A Participant on leave of absence shall, subject to the election made by such Participant pursuant to Section 8(e), continue to be a Participant in the Plan so long as such Participant is on a continuous leave of absence. Such Participant's participation in the Plan shall terminate on the first day during such leave of absence on which such Employee is classified as being on a long-term disability leave. If the Participant's participation in the Plan is terminated pursuant to this Section 10(e), the Company shall return, within twenty-one (21) days of such termination, all payroll deductions credited to such Participant's account which have not been used for the purchase of shares. Any unexercised option granted to such Participant under the Plan shall lapse immediately upon the termination of such Participant's participation under the Plan.

      11.   STOCK RESERVED FOR OPTIONS.

      (a) MAXIMUM SHARES. The maximum number of shares of Common Stock which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 13 hereof, shall be 600,000 shares of Common Stock (which reflects the two-for-one stock split effective on June 3, 1996). Such shares shall be authorized and unissued shares of the Company's Common Stock. Shares of Common Stock subject to the unexercised portion of any lapsed or expired option may again be subject to options granted under the Plan.

      (b) ADJUSTMENT IN NUMBER OF SHARES. If the total number of shares of the Common Stock for which options are to be granted for a given Phase as specified in Section 9 exceeds the number of shares then remaining available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), and if the Committee does not elect to cancel such Phase pursuant to
            Section 7, the Committee shall make a pro rata allocation to Participants of the shares remaining available in as uniform and equitable a manner as it shall consider practicable. In such event, the options to be granted and the payroll deductions to be made pursuant to the Plan which would otherwise be effected may, in the discretion of the Committee, be reduced accordingly, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to each Participant as promptly as possible. The Committee shall give written notice of such reduction to each Participant affected.

      (c) RIGHTS AS STOCKHOLDER. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Participant's option until the date of the exercise of the option to purchase shares of Common Stock as provided in Section 9(b). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such option is exercised, except as otherwise provided in
            Section 13 hereof.

      (d) OWNERSHIP OF STOCK. The shares of the Common Stock to be delivered to a Participant pursuant to the exercise of an option under the Plan will be registered only in the name of the Participant.

      (e) RESTRICTIONS ON EXERCISE. The Board of Directors may, in its discretion, require as conditions to the issuance of any shares of Common Stock under the Plan that such shares shall have been duly listed, upon official notice of issuance, upon a stock market, and that a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall then be effective.

      12.   ACCOUNTING AND USE OF FUNDS.

      Payroll deductions for each Participant shall be credited to an account established for him or her under the Plan. A Participant may not make any separate cash payments into such account. Such account shall be solely for bookkeeping purposes, and no separate fund or trust shall be established hereunder and the Company shall not be obligated to segregate such funds. All funds from payroll deductions received or held by the Company under the Plan may be used, without limitation, for any corporate purpose by the Company.

      13.   ADJUSTMENT PROVISIONS.

      (a) RECAPITALIZATIONS. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding option granted hereunder, and the exercise price per share thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Common Stock resulting from a subdivision or consolidation of shares or the payment of a share dividend (but only on such shares) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

      (b) OTHER SHARES OF STOCK. In the event of a change in the shares of Common Stock of the Company as presently constituted which is limited to a change of all its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the shares within the meaning of this Plan.

      14.   NON-TRANSFERABILITY OF OPTIONS AND SHARES OF COMMON STOCK.

      (a) OPTIONS. Options granted under the Plan shall not be transferable except under the laws of descent and distribution and shall be exercisable only by the Participant during his lifetime and after his death only by his beneficiary or the representative of his estate as provided in Section 10(c) hereof. Neither payroll deductions credited to a Participant's account, nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan, may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant except under the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be null and void and without effect, except that the Company may, at its option, treat such act as an election to withdraw funds in accordance with Section 10(a).

      (b) OPTIONS AND SHARES. To be accorded the tax treatment under the Code made available by compliance with the provisions of Section 423 of the Code, shares acquired upon exercise of an option granted hereunder may not be disposed of within two years after the date of grant of that option or one year after the date of exercise of such option, whichever is longer; provided, however, that transfers during such periods are not prohibited hereunder. In the event of a Public Offering of the Common Stock or in the event of a Control Transaction (as the terms "Public Offering" and "Control Transaction" are hereinafter defined), the Board of Directors may require (but is not obligated to require) that a holder of an option granted hereunder, a holder of shares of Common Stock acquired upon the exercise of such an option, and/or (but only in the case of a Control Transaction) a holder of equity securities received in exchange for such shares of Common Stock, shall not sell, transfer, gift, or otherwise dispose of all or any of such options, shares of Common Stock, or equity securities (i) for a period of up to one hundred eighty (180) days from the effective date of a Public Offering, or (ii) such period of time after a Control Transaction as shall be necessary or advisable, in the Company's judgment after consultation with any experts as it shall deem advisable, to assure, if and as necessary, that the Control Transaction is treated as a "pooling of interests" under generally accepted accounting principles, assuming such treatment is intended in connection with the Control Transaction. As used herein, the term "Public Offering" shall mean an underwritten public offering of the Common Stock of the Company under the Securities Act of 1933, as amended, and the term "Control Transaction" shall mean a transaction which involves the liquidation or dissolution of the Company, the sale of all or substantially all of the assets or Common Stock of the Company, the merger of the Company into another entity where the Company is not the survivor thereof, or any other similar reorganization of the Company. Such restrictions may survive the Employee's term as a Participant in the Plan or as an Employee of the Company.

      15.   DESIGNATION OF BENEFICIARY.

      A Participant may file a written designation of a beneficiary who is to receive any cash to the Participant's credit under any Phase of the Plan in the event of such Participant's death prior to exercise of his option pursuant to
Section 9(b) hereof. The beneficiary designation may be changed by the Participant at any time by written notice to the Company. Upon the death of a Participant and upon receipt by the Company of proof deemed adequate by it of the identity and existence at the Participant's death of a beneficiary validly designated under the Plan, the Company shall deliver to such beneficiary the accumulated payroll deductions in the account of the deceased Participant. If there is no validly designated beneficiary under the Plan who is living at the time of the Participant's death, the Company shall deliver the cash credited to the account of the Participant to the executor or administrator of the estate of the Participant, or, if no such executor or administrator has been appointed to the knowledge of the Company, it may, in its discretion, deliver such cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate. The Company shall not be responsible for or be required to give effect to the disposition of any cash or shares of Common Stock or the exercise of any option in accordance with any will or other testamentary disposition made by such Participant or in accordance with the provision of any law concerning intestacy, or otherwise. No designated beneficiary shall, prior to the death of a Participant by whom he has been designated, acquire any interest in any shares of Common Stock or in any option or in the cash credited to the Participant under the Plan.

      16.   AMENDMENT AND TERMINATION.

      The Plan may be terminated at any time by the Board of Directors provided that, except as permitted in Section 7(c) with respect to an acceleration of the ending date of any Phase, no such termination will take effect with respect to any options then outstanding. Also, the Board may, from time to time, amend the Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with Section 423 of the Code, or other applicable laws or regulations; provided, however, that no such amendment shall, without prior approval of the stockholders of the Company (i) increase the total number of shares for which options may be granted under the Plan (except as provided in Section 13 herein), or (ii) impair any outstanding option. Upon termination of the Plan for any reason (including expiration of its term), any excess balance in a Participant's account not used to acquire shares of Common Stock on such date will be distributed to the Participant or, in the case of a Participant's death subsequent to the termination of his or her employment with the Company, to the person or persons entitled thereto under Section 15 hereof.

      17.   NOTICES.

      All notices or other communications in connection with the Plan or any Phase thereof shall be in the form specified by the Committee and shall be deemed to have been duly given when received by the Participant or his designated personal representative or beneficiary or by the Company or its designated representative, as the case may be.

      18.   PARTICIPATION OF EMPLOYEES OF PARENTS AND SUBSIDIARIES.

      The Employees of any Parent or Subsidiary of the Company shall be entitled to participate in the Plan on the same basis as Employees of the Company, unless the Board of Directors determines otherwise. Effective as of the date of coverage of any Parent or Subsidiary, any references herein to the "Company" shall be interpreted as referring to such Parent or Subsidiary as well as to Zytec Corporation. If any Parent or Subsidiary which is covered under the Plan ceases to be a Parent or Subsidiary of Zytec Corporation, the employees of such Parent or Subsidiary shall be considered to have terminated their employment for purposes of Section 10 hereof as of the date such Parent or Subsidiary ceases to be such a Parent or Subsidiary.

      19.   BINDING EFFECT OF PLAN.

      The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, each Participant in the Plan, including, without limitation, each such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

      20.   GOVERNING LAW.

      The laws of the State of Minnesota will govern all matters relating to this Plan except to the extent that they are superseded by the laws of the United States.

      21.   WEEKENDS AND HOLIDAYS.

      If any Enrollment Date, date of valuation, Stock Purchase Date, beginning day of any Phase, ending date of a Phase, termination date of the Plan, or any other date used in the Plan, falls on a weekend or a holiday on which stocks are not traded on the New York Stock Exchange, or on any holiday declared by the Company, the effective date of any such determination or event shall be the next succeeding business day.